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                                                                       EXHIBIT B

                                                                      EXHIBIT 99

VALUEVISION MEDIA NAMES WILLIAM LANSING PRESIDENT AND CEO

Monday December 1, 7:48 pm ET

MINNEAPOLIS, Dec. 1 /PRNewswire-FirstCall/ -- ValueVision Media (Nasdaq: VVTV -
News) today announced that its Board of Directors has named William Lansing President and Chief Executive Officer. He will also join ValueVision's Board of Directors. (Photo: http://www.newscom.com/cgi-bin/prnh/20031201/CGM050 )

Mr. Lansing joins ValueVision with more than 15 years of senior management experience, including positions as president and CEO at public companies in the consumer direct marketing and Internet commerce arenas.

Lansing served as President and CEO of Fingerhut Companies, then the nation's second largest catalog retailer and a NYSE-listed company, where he grew revenue, launched new businesses, and managed the sale and transition of the company to Federated Department Stores. Subsequent to the acquisition, he was appointed the additional role of Chairman of Federated Direct with the added responsibilities of Macys-by-Mail and Macys.com.

After Fingerhut, Lansing was CEO of NBC Internet, a NASDAQ-listed company, where he led a strategic repositioning of the company. Prior to Fingerhut, Lansing was at General Electric, where he served as Vice President of Business Development, reporting to Chairman Jack Welch. Prior to his role at GE, Lansing was Chief Operating Officer of Prodigy, Inc., where he launched the company's flagship Prodigy Internet offering. Earlier Lansing was a partner at McKinsey and Company. Lansing joins ValueVision from his current role as a partner at General Atlantic Partners, a global private equity firm.

"I am delighted to have Will join the company as CEO," said Gene McCaffery, ValueVision Chairman and CEO. "He is well qualified to lead ValueVision and has the right mix of experience that will greatly benefit the company now and in the years ahead."

Commenting on his new role, Mr. Lansing said: "I am very excited to join ValueVision at this stage. ValueVision has a long, proud history and strong reputation in the electronic retailing industry. The company is well positioned for future growth, and I look forward to working with ValueVision's customers, employees, strategic partners, and vendors to take the company to new heights."

Mr. McCaffery, who has been Chairman and CEO since 1998, has resigned from the Company and the Board of Directors, and will assist in the transition. "The last five years have been a great time for me at ValueVision, both personally and professionally," said Mr. McCaffery. "I am grateful for the opportunity and would like to thank all the people who helped contribute to ValueVision's success."

The Board has appointed Marshall S. Geller to serve as the non-executive Chairman of the Board, following Mr. McCaffery's resignation from the Board. Mr. Geller has served as a Director of ValueVision since May 1993 and was Vice Chairman of the Board of Directors from August 1994 until July 1999.

Mr. Lansing is a 1980 graduate from Wesleyan University and earned his J.D. from Georgetown University in 1985. Mr. Lansing will officially assume his duties effective December 16, and he and his family will be relocating from the San Francisco area to the Twin Cities.

This release contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are accordingly subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein due to various important factors, including (but not limited to): consumer spending and debt levels; interest rates; competitive pressures on sales, pricing and gross profit margins; the level of cable distribution for the Company's programming and the fees associated therewith; the success of the Company's e-commerce initiatives; the success of its strategic alliances and relationships; the ability of the Company to manage its operating expenses successfully; risks associated with acquisitions; changes in governmental or regulatory requirements; litigation or governmental proceedings affecting the Company's operations; and the ability of the Company to obtain and retain key executives and employees. More detailed information about those factors is set forth in the Company's filings


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with the Securities and Exchange Commission, including the Company's annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. The Company is under no obligation (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

ValueVision Media operates in the converged world of television and e-commerce. The live home shopping industry, the majority of ValueVision's business, is $7 billion and growing at a double digit rate annually while the attendant e-commerce space is many times that size and also growing substantially. The Company owns and operates the nation's third largest home shopping network, ShopNBC, with fiscal 2002 sales of $555 million. At the close of fiscal 2002, ShopNBC was broadcast into approximately 55 million cable and satellite homes. The Company also operates ShopNBC.com, which contributed $94 million in sales in fiscal 2002. In addition, the Company operates wholly owned subsidiary FanBuzz, a leading provider of e- commerce solutions to sports, entertainment, and media brands, such as the National Hockey League, The Weather Channel, and ESPN. GE Equity and NBC own approximately 40% of ValueVision Media. For more information, please visit the Company's website at www.valuevisionmedia.com.









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